SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
Cirrus Logic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

JASON P. RHODE
President and Chief Executive Officer

May 29, 2008

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Cirrus Logic, Inc., to be held on Friday, July 25, 2008, at 1:00 p.m. at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Although you may vote in person at the annual meeting, you may also vote over the Internet, as well as by telephone, or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Cirrus Logic values the participation of its stockholders. Your vote is an important part of our system of corporate governance and I strongly encourage you to participate.

Thank you for your prompt response.

Sincerely,

Jason P. Rhode
President and Chief Executive Officer

A copy of the Annual Report on Form 10-K, which includes financial statements, is being mailed with this Proxy Statement.
You may receive an additional copy of these documents at no charge upon request directed to:
Cirrus Logic Investor Relations
2901 Via Fortuna, Austin, Texas 78746
telephone: (512) 851-4125; email: InvestorRelations@cirrus.com
Financial reports may also be accessed on our Web site at www.cirrus.com.

Annual Stockholders’ Meeting

July 25, 2008
YOUR VOTE IS IMPORTANT

Notice

Cirrus Logic, Inc. (the “Company”) will hold its 2008 Annual Meeting of Stockholders as follows:

Friday, July 25, 2008
1:00 P.M.
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

At the meeting, stockholders will vote on the following matters:

(i)	the election of seven Company directors for one-year terms;

(ii)	the ratification of the appointment of Ernst &Young LLP (“Ernst & Young”) as our independent registered public accounting firm; and

(iii)	such other business as may properly come before the meeting.

You can vote four different ways. You can vote by attending the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers about the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 2.

Stockholders of record at the close of business on May 27, 2008 (the “Record Date”), are entitled to vote. On that day, approximately 65.0 million shares of the Company’s common stock were outstanding. Each share entitles the holder to one vote.

The Board of Directors of the Company (“the Board”) asks you to vote in favor of each of the proposals. This proxy statement provides you with detailed information about each proposal. We are also using this proxy statement to discuss our corporate governance and compensation practices and philosophies.

We encourage you to read this proxy statement carefully. In addition, you may obtain information about the Company from the Annual Report to Stockholders included with this mailing and from documents that we have filed with the Securities and Exchange Commission (the “SEC”).

This proxy statement and the accompanying proxy card are being distributed on or about June 9, 2008.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
THE ANNUAL MEETING, AND VOTING PROCEDURES

Q:	Why am I receiving these materials?
A:	Our Board is soliciting your proxy for the annual meeting of stockholders to take place on July 25, 2008. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2008 Annual Report to Stockholders on Form 10-K for the fiscal year ended March 29, 2008, is also enclosed.

Q:	What proposals will be voted on at the meeting?
A:	There are two proposals scheduled to be voted on at the meeting:
• the election of seven directors; and
• the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm.

Q:	What is Cirrus Logic’s voting recommendation?
A:	Our Board recommends that you vote your shares “FOR” each of the director nominees, and “FOR” the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm.

Q:	What shares owned by me can be voted?
A:	All shares owned by you as of the close of business on the Record Date may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, including shares purchased through the Company’s Employee Stock Purchase Plan, and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of the Company hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to vote by proxy or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee that is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares by proxy or in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	How can I vote my shares in person at the meeting?
A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	How can I vote my shares without attending the meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. If you are the stockholder of record, please refer to the summary instructions below and those included on your proxy card. If you hold shares in street name, you should refer to the voting instruction card included by your broker or nominee.

BY INTERNET— If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE— If you live in the United States or Canada, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL— You may vote by mail by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. For shares held in street name, you may submit voting instructions by completing the voting instruction card included by your broker or nominee, and returning it to the broker or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How Are Votes Counted?”

Q:	Can I change my vote?
A:	You may revoke your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may revoke your proxy instructions by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request it to be revoked. For shares held beneficially by you, you may revoke your proxy instructions by submitting new voting instructions to your broker or nominee.

Q:	What is the quorum requirement for the meeting?
A:	The quorum requirement for holding the meeting and transacting business is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to be voted and present in person or represented by proxy. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How are votes counted?
A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board and “FOR” the ratification of Ernst & Young, LLP to serve as our independent registered public accounting firm).

Q:	What is the voting requirement to approve each of the proposals?
A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in “How are abstentions and broker non-votes counted?” below. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:	How are abstentions and broker non-votes counted?
A:	Abstentions are counted as shares present and entitled to be voted. However, broker non-votes are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I obtain an admission ticket for the meeting?
A:	Two cut-out admission tickets are included on the back of this proxy statement. A limited number of tickets are available for additional joint owners. To request additional tickets, please contact the Company’s Corporate Secretary at our headquarters. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a stockholder of record as of the close of business on the Record Date, and you bring proof of identification. If you hold your shares through a stockbroker or other nominee and fail to bring an admission ticket, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of the Record Date.

Q:	Where can I find the voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and will publish final results no later than our quarterly report on Form 10-Q for the second fiscal quarter ending September 27, 2008.

Q:	What happens if additional proposals are presented at the meeting?
A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Scott Thomas and Thurman Case, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board.

Q:	What classes of shares are entitled to be voted?
A:	Each share of our common stock outstanding as of the Record Date is entitled to one vote on each item being voted upon at the annual meeting. On the Record Date, the Company had approximately 65.0 million shares of common stock outstanding.

Q:	Is cumulative voting permitted for the election of directors?
A:	No.

Q:	Who will count the votes?
A:	A representative of Broadridge Investor Communications Solutions will tabulate the votes. A representative of the Company will act as the inspector of the election.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management for review and consideration.

Q:	Who will bear the cost of soliciting votes for the meeting?
A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or submit your proxy over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for the solicitation activities. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:	You may submit proposals for consideration at future stockholder meetings.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than February 9, 2009. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder to nominate any candidate for election as a director or to present any other proposal for consideration at next year’s annual meeting, written notice must be received by the Company no later than February 9, 2009, and shall contain the information required by our Bylaws.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE

Board Meetings and Committees
During the fiscal year ended March 29, 2008, the Board held 11 meetings. All directors are expected to attend each meeting of the Board and the committees on which he serves. No director attended less than 75% of all of the meetings of the Board and the committees on which he served. Directors are expected to attend the Company’s annual meeting of stockholders absent a valid reason. All of the directors attended the Company’s 2007 annual meeting of stockholders except for Mr. Guzy.

We have three Board committees: Audit, Compensation, and Governance and Nominating. Each member of the Audit, Compensation, and Governance and Nominating Committees is independent in accordance with the applicable Nasdaq listing standards. Each committee has a written charter that has been approved by the Board. The members of each committee are identified in the following table and the function of each committee is described below.

On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Governance and
Name of Director	Independent	Audit	Compensation	Nominating
D. James Guzy	Yes	X		X
Michael L. Hackworth	No
Walden C. Rhines	Yes	X	X	Chair
Jason P. Rhode	No
William D. Sherman	Yes		Chair	X
Robert H. Smith	Yes	Chair	X	X
Suhas S. Patil	No
Number of Meetings Held in Fiscal Year Ended March 29, 2008		12	6	2

Audit Committee
The Audit Committee is composed of three directors. The responsibilities of the Committee include:

•	selecting, retaining, compensating, overseeing, evaluating and, where appropriate, terminating the Company’s independent auditors;

•	resolving any disagreements between management and the independent auditors regarding financial reporting;

•	adopting and implementing pre-approval policies and procedures for audit and non-audit services to be rendered by the independent auditors;

•	reviewing with management and the independent auditors the financial information and the Management’s Discussion and Analysis proposed to be included in each of the Company’s Quarterly Reports on Form 10-Q prior to their filing;

•	reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release;

•	reviewing with management and the independent auditors, at the completion of the annual audit, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K prior to its filing and provide or review judgments about the quality, not only the acceptability, of accounting principles, and such other matters required to be discussed with the independent auditors under generally accepted auditing standards.

•	reviewing and approving, if appropriate, material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management;

•	establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	evaluating the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable Securities and Exchange Commission rules and applicable Nasdaq listing standards. The Board has determined that Robert H. Smith is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 38 of this proxy statement and the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

Compensation Committee
The Compensation Committee is composed of three directors, each of whom is independent under applicable Nasdaq listing standards. The Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s employee stock purchase plan and stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees and reviewing and approving policies and procedures for awarding grants under these plans. The Compensation Committee also reviews and recommends to the Board for approval various other Company compensation plans, policies and matters, including any changes to the compensation and benefits of the Company’s non-employee directors. For additional information relating to the Compensation Committee, see the Compensation Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

Governance and Nominating Committee
The Governance and Nominating Committee is composed of four directors, each of whom is independent under the applicable Nasdaq listing standards. This Committee provides counsel to the Board with respect to Board organization, membership and function, as well as committee structure and membership. The Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting. For more information relating to the Governance and Nominating Committee, see the Governance and Nominating Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

The Governance and Nominating Committee annually reviews the needs of the Board for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. The Governance and Nominating Committee will evaluate candidates for directors proposed by directors, stockholders or management in light of the Committee’s views of the current needs of the Board for certain skills; the candidate’s background, skills, experience, or other characteristics; and the expected contributions and the qualification standards established from time to time by the Governance and Nominating Committee. If the Committee believes that the Board requires additional candidates for nomination, the Committee may engage a third-party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee. In making the determinations regarding nominations of directors, the Governance and Nominating Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

The Governance and Nominating Committee believes that members of the Board should possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. Therefore, the Committee has determined that nominees for election as director should have the following qualifications: (i) possess the highest personal and professional ethics, integrity and values; (ii) be committed to representing the long-term interests of the Company’s stockholders; (iii) have an inquisitive and objective perspective and mature judgment; (iv) possess strong business and financial acumen and judgment acquired through education, training or experience; (v) possess experience at policy-making levels in business, government, education or technology, and in areas that are relevant to the Company’s global business activities; (vi) have experience in matters of corporate governance; (vii) have experience in positions with a high degree of responsibility in the companies or institutions with which they are affiliated; and (viii) be prepared to devote appropriate time and attention to the Board and Committee duties required of a public company board member. Additionally, for non-employee director candidates, the nominees should have personal and business circumstances that permit them to serve on one or more of the various Committees of the Board.

These are not meant to be the exclusive criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

Stockholders are able to recommend individuals to the Governance and Nominating Committee for consideration as potential director nominees by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date such recommendation is made. Recommendations should be submitted to:

Governance and Nominating Committee
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

Assuming that the appropriate information is included on a timely basis, the Committee will consider stockholder-recommended candidates applying the same procedures and criteria used to consider other candidates.

Stockholders also have the right under the Company’s Bylaws to nominate candidates for election as directors by following the procedures, providing the information and conforming to the submission deadlines specified in the Company’s Bylaws.

Determination of Independence
The Board, which currently consists of seven directors, has determined that four directors, as indicated in the table above, are independent as defined by the applicable Nasdaq Stock Market, Inc. (the “Nasdaq”) listing standards. Specifically, the Governance and Nominating Committee has reviewed the independence of each director and determined that Messrs. Guzy, Rhines, Sherman, and Smith qualify as independent directors under this standard. In determining that Dr. Rhines qualified as an independent director, the Board considered payments made to Mentor Graphics Corporation by the Company pursuant to a license agreement, but determined that these payments did not change his status as an independent director.

Corporate Governance Guidelines
On an annual basis, the Company reviews its corporate governance practices in light of any changes to applicable law, the rules of the SEC and the Nasdaq listing standards. A copy of the Company’s Corporate Governance Guidelines is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.  Among other matters, the Guidelines include the following:

•	A majority of the members of the Board must be independent directors as defined by applicable Nasdaq listing standards and rules of the SEC.

•	The positions of Chairman of the Board and Chief Executive Officer (“CEO”) shall be held by separate individuals, and the CEO shall be the only member of the Board who is an executive officer of the Company.

•	If the Chairman of the Board is not an independent director, an independent director may be designated by the Board as the “lead independent director.”

•	Directors shall retire at the age of 75.

•	The Board will have an Audit, Compensation, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

•	The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

Code of Conduct
The Company has adopted a Code of Conduct, applicable to all employees, including the principal executive officer and senior financial officers. A copy of the Code of Conduct is incorporated as Exhibit 14 to the Company’s Annual Report on Form 10-K and is accessible at www.cirrus.com. The Code of Conduct, as applied to the Company’s senior financial officers, constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and constitutes the Company’s “code of conduct” under the Nasdaq listing standards.

DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors receive a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any compensation for their Board activities. Independent directors may not receive consulting, advisory or other compensatory fees from the Company in addition to their Board compensation. The following tables set forth the quarterly retainer payments paid to non-employee directors for Board service during the fiscal year ended March 29, 2008.

Director Compensation
Quarterly Director Retainer	$12,500
Board Chairman Quarterly Retainer	$3,750
Audit Chair Quarterly Retainer	$5,000
Audit Committee Member Quarterly Retainer	$2,000
Compensation Committee Chair Quarterly Retainer	$2,000
Compensation Committee Member Quarterly Retainer	$1,000
Nominating and Governance Committee Chair Quarterly Retainer	$1,500
Nominating and Governance Committee Quarterly Retainer	$750

In addition, each non-employee director receives an option to purchase 25,000 shares of common stock of the Company at an exercise price equal to fair market value on the date of grant upon becoming a director, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months. Upon re-election to the Board, each non-employee director receives a fully vested option grant to purchase 10,000 shares of common stock at an exercise price equal to fair market value on the date of grant. We also reimburse directors for all reasonable out of pocket expenses incurred for attending board and committee meetings.

The following table sets forth the information regarding the fees and compensation paid to our non-employee directors for services as members of the Board or any committee of the Board during fiscal year 2008.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2007

	Fees Earned		Option
	or Paid in	Stock	Awards		All Other
	Cash	Awards	(1)		Compensation		Total
Name	($)	($)	($)		($)		($)
(a)	(b)	(c)	(d)		(g)		(h)
Michael L. Hackworth	$43,750	-	$24,078	(3)	$148,656	(2)	$216,484

D. James Guzy	$61,000	-	$24,078	(4)	-		$85,078

Walden C. Rhines	$71,000	-	$24,078	(5)	-		$95,078

William D. Sherman	$65,000	-	$24,078	(6)	-		$89,078

Robert H. Smith	$85,000	-	$24,078	(7)	-		$109,078

(1)	On July 27, 2007, the date of the Company’s 2007 annual meeting, a fully vested option grant to purchase 10,000 shares of common stock at an exercise price equal to fair market value on the date of grant was awarded to the non-employee directors. The value disclosed is the grant date fair value of the options calculated in accordance with SFAS 123R.
(2)	Michael L. Hackworth was appointed Acting President and CEO on March 7, 2007, and served in that capacity until the appointment of Dr. Rhode as President and CEO on May 11, 2007. Mr. Hackworth continued as an employee of the Company to support Dr. Rhode in transitioning to his new position through July 27, 2007. This amount reflects salary paid to Mr. Hackworth through July 27, 2007, and an additional $52,000 paid to Mr. Hackworth as a consultant for the months of August and September 2007 and in recognition of his previous support of Dr. Rhode during a transition period. See the Summary of Executive Compensation for Fiscal Year 2008 for further details relating to the payments made to Mr. Hackworth for his service as Acting President and CEO.
(3)	At the end of fiscal year 2008, Mr. Hackworth had 70,000 options outstanding.
(4)	At the end of fiscal year 2008, Mr. Guzy had 85,000 options outstanding.
(5)	At the end of fiscal year 2008, Dr. Rhines had 85,000 options outstanding.
(6)	At the end of fiscal year 2008, Mr. Sherman had 85,000 options outstanding.
(7)	At the end of fiscal year 2008, Mr. Smith had 75,000 options outstanding.

PROPOSALS TO BE VOTED ON

Proposal No. 1

ELECTION OF DIRECTORS

The Board has approved seven nominees for election to the Board this year. Each of the nominees has served as a director since the last annual meeting. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected or until their earlier resignation or removal. There are no family relationships among the Company’s executive officers and directors.

Vote Required
In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.

Information About Nominees

MICHAEL L. HACKWORTH
Director since 1985

Mr. Hackworth, age 67, is currently Chairman of the Board of the Company, a position he has held since July 1997. Mr. Hackworth is also currently Chairman of the Board of Tymphany Corporation, where he was also CEO until May 1, 2007. In addition, Mr. Hackworth is a director of Virage Logic Corporation, a provider of semiconductor intellectual property platforms and development tools, and Epicor Software Corporation, a vendor of enterprise business software products. He served as President and CEO of the Company from January 1985 to June 1998, and continued to serve as CEO until February 1999. Between March 5, 2007 and May 16, 2007, Mr. Hackworth was the Company’s Acting President and CEO. Mr. Hackworth continued to support Dr. Rhode as an employee of the Company until July 27, 2007, and acted as a consultant to the Company until September 30, 2007.

D. JAMES GUZY
Director since 1984

Mr. Guzy, age 72, has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969. Mr. Guzy is also Chairman of the Board of PLX Technology, Inc., a developer and supplier of data transfer semiconductor devices, and a director of Davis Selected Group of Mutual Funds and Alliance Bernstein Core Mutual Fund. He is also Director Emeritus of Novellus Systems, Inc., a developer and manufacturer of systems used in the fabrication of integrated circuits. Mr. Guzy also served as a director of Intel Corporation, a semiconductor chip maker, until May 20, 2008.

SUHAS S. PATIL
Director since 1984

Dr. Patil, age 63, a founder of the Company’s predecessor company in 1981, and a founder of the Company in 1984, was appointed Chairman Emeritus of the Company in July 1997. Prior to that time, he served as Chairman of the Board of the Company from 1984 to July 1997, and has held various offices within the Company. Dr. Patil is currently an employee of Cirrus Logic, Inc. Since August 2007, Dr. Patil also has served as Chairman and CEO of Cradle Technologies, a provider of advanced network video surveillance systems.

WALDEN C. RHINES
Director since 1995

Dr. Rhines, age 61, is the Chairman and CEO of Mentor Graphics Corporation, a maker of electronic design automation products. Dr. Rhines has been employed by Mentor Graphics since 1993. He is also a director of TriQuint Semiconductor, Inc., a supplier of high-performance components and modules for communications applications.

JASON P. RHODE
Director since May 2007

Dr. Rhode, age 38, was appointed as President and CEO, and as a director of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO.

WILLIAM D. SHERMAN
Director since 2001

Mr. Sherman, age 65, is a partner in the law firm of Morrison & Foerster LLP, where he has worked since 1987.

ROBERT H. SMITH
Director since 1990

Mr. Smith, age 71, retired in August 2002 from the position of Executive Vice President of Administration of Novellus Systems, Inc., a developer and manufacturer of systems used in the fabrication of integrated circuits, where he also served on the Board of Directors. He also serves on the Board of Directors of Epicor Software Corporation, an enterprise and e-business software solutions company; PLX Technology, Inc., a developer and supplier of data transfer semiconductor devices; Virage Logic Corporation, a provider of semiconductor intellectual property platforms and development tools; and ON Semiconductor, a supplier of power components and systems to designers of computers, communications, consumer, and industrial systems.

The Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Proposal No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 28, 2009. During fiscal year ended March 29, 2008, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services.

Representatives of Ernst & Young attended all meetings of the Audit Committee in fiscal year 2008. The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 38 of this proxy statement, as well as the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

A representative of Ernst & Young is expected to attend the meeting and be available to respond to questions and, if he or she desires, to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2009.

If the appointment is not ratified, the Audit Committee will consider this an indication to select other auditors for the following fiscal year. Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2009, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of April 28, 2008 by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s common stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table of the Executive Compensation section of this proxy statement; and (iv) all current directors and executive officers of the Company as a group. The Company’s common stock is the only class of voting securities issued by the Company. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

	Shares
	Beneficially Owned
Beneficial Owner	Number	Percent(1)

5% or Greater Stockholders:
FMR LLC(2)
82 Devonshire Street Boston, MA 02109	9,457,620	14.6
ClearBridge Advisors, LLC(3)
620 8th Avenue New York, NY 10018	7,380,783	11.4
Mark Teo, Teren Handelman, Alpha Industries, Inc.(4)
P.O. Box 808 Lyndhurst, New Jersey 07071	5,171,295	8.0

Current Directors and Named Executive Officers:
John Paulos, Senior Vice President, General Manager, Industrial Products(5)	426,341	*
Robert H. Smith, Director(6)	311,000	*
Gerald R. Gray, Senior Vice President, Operations(7)	294,466	*
D. James Guzy, Director(8)	247,782	*
Robert A. Kromer, Former Vice President, Sales(9)	232,584	*
Jason P. Rhode, President and Chief Executive Officer(10)	220,869	*
Gregory Scott Thomas, Vice President, General Counsel and Corporate Secretary(11)	216,214	*
Michael L. Hackworth, Director(12)	193,825	*
Suhas S. Patil, Chairman Emeritus and Director(13)	116,678	*
Walden C. Rhines, Director(14)	111,000	*
Thurman Case, Chief Financial Officer(15)	104,905	*
William D. Sherman, Director(16)	85,405	*

All current Directors and executive officers as a group (15 persons)(17)	2,729,385	4.2

*	Less than 1% of the outstanding common stock

(1)	Percentage ownership is based on approximately 64,845,152 shares of common stock issued and outstanding on April 28, 2008. Shares of common stock, issuable under stock options that are currently exercisable or will become exercisable within 60 days after March 29, 2008, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
(2)	Based on information contained in a Schedule 13G/A filed by the stockholder with the SEC on April 10, 2008. The filing indicates that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 9,457,620 shares of the Common Stock outstanding of Cirrus Logic Inc, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, VIP II ContraFund, amounted to 6,732,845 shares of the total stock outstanding. VIP II ContraFund has its principal business office at 82 Devonshire Street, Boston, MA 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 9,457,620 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d has sole power to vote or direct the vote of the shares owned directly by Fidelity. Fidelity carries out the voting of shares under written guidelines established by the Funds’ Boards of Trustees.
(3)	Based on information contained in a Form 13F-HR filed with the SEC by ClearBridge Advisors on May 15, 2008. The filing indicates that ClearBridge Advisors shares dispositive power with Legg Mason, Inc. and Legg Mason Private Portfolio Group, LLC. The filing further indicates ClearBridge Advisors has sole voting authority for 6,758,829 shares and no voting authority for 621,954 shares.
(4)	Based on information contained in a Schedule 13D/A filed by the stockholder with the SEC on February 14, 2008. The filing indicates that Mark Teo has sole voting and dispositive power for 4,330,595 shares, with sole power to vote or direct the vote, dispose of or direct the disposition of the shares held in the name of Alfred Teo, Annie Teo, Lambda Financial Service Corp. and Great Eastern Acquisition Corp.; and that Teren Handelman has sole voting and dispositive power for 840,700 shares held in the name of MAAA Trust.
(5)	Includes 218,957 shares issuable upon exercise of options held by Dr. Paulos and 83,000 shares held by Dr. Paulos directly. Also includes 124,384 shares held by Paulos Investments, Ltd., a limited partnership in which Dr. Paulos owns a one-third limited partner interest and over which he exercises investment control. Dr. Paulos disclaims beneficial ownership of these shares except for his one-third limited partner interest. Also includes 30,000 shares held by Paulos FJS Ventures, Ltd., a limited partnership in which Dr. Paulos owns a remainder interest and over which he exercises investment control. Dr. Paulos disclaims beneficial ownership of these shares except to the extent of his remainder interest therein.
(6)	Includes 75,000 shares issuable upon exercise of options held by Mr. Smith and 236,000 shares held directly.
(7)	Includes 294,000 shares issuable upon exercise of options held by Mr. Gray, 416 shares held directly, and 50 shares held indirectly by Mr. Gray’s spouse.
(8)	Includes 85,000 shares issuable upon exercise of options held by Mr. Guzy, 30,000 shares held by Mr. Guzy directly, and 132,782 shares held by Arbor Company, of which Mr. Guzy is President.
(9)	Includes 225,084 shares issuable upon exercise of options held by Mr. Kromer and 7,500 shares held directly. Mr. Kromer left the Company on September 28, 2007. He has until September 28, 2008 to exercise his 225,084 vested options.
(10)	Includes 219,257 shares issuable upon exercise of options held by Dr. Rhode and 1,612 shares held directly.
(11)	Includes 213,216 shares issuable upon exercise of options held by Mr. Thomas and 2,998 shares held directly.
(12)	Includes 70,000 shares issuable upon exercise of options held by Mr. Hackworth, 7,588 shares held by Mr. Hackworth directly, and 116,237 shares held by Mr. Hackworth as Trustee UTD dated August 1, 1988, for which Mr. Hackworth disclaims beneficial ownership.
(13)	Includes 46,278 shares held by Dr. Patil directly and 70,400 shares held by family members and trusts for the benefit of family members. Dr. Patil does not have voting or investment power over the shares held by family members and trusts and disclaims beneficial ownership as to those shares.
(14)	Includes 85,000 shares issuable upon exercise of options held by Dr. Rhines, 20,000 shares held by Dr. Rhines directly, and 6,000 shares held by Dr. Rhines’ spouse for which he claims beneficial ownership.
(15)	Includes 102,783 shares issuable upon exercise of options held by Mr. Case and 2,122 shares held directly.
(16)	Includes 85,000 shares issuable upon exercise of options held by Mr. Sherman and 405 shares held directly.
(17)	Includes 1,804,713 shares pursuant to stock options that are exercisable within 60 days after March 29, 2008.

EXECUTIVE OFFICERS

Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Products

Mr. Anderson, age 54, was appointed Senior Vice President and General Manager in October 2007. Prior to joining Cirrus Logic, Mr. Anderson served as the president and chief operating officer of Freescale Semiconductor between March 2004 and February 2005, and as president and chief executive officer of Motorola Semiconductor Products Sector (“SPS”) between February 2003 and December 2003. From 1999 to 2003, Mr. Anderson served as the general manager of Motorola SPS’s Transportation and Standard Products Group.

Jo-Dee M. Benson – Vice President, Corporate Marketing Communications and Human Resources

Ms. Benson, age 48, was appointed Vice President, Corporate Marketing Communications and Human Resources in February 2005. Previously, she had served as Vice President of Corporate Communications since December 2000.

Thurman K. Case – Vice President, Chief Financial Officer and Principal Accounting Officer

Mr. Case, age 51, was appointed the Company’s Chief Financial Officer (“CFO”) on February 14, 2007. He joined the Company in October 2000, and was appointed Vice President, Treasurer, Financial Planning & Analysis, in September 2004. Prior to being appointed to his current position, Mr. Case also served as Vice President, Finance between June 2002 and September 2004, and Director of Finance between October 2000 and June 2002.

Gerald R. Gray – Senior Vice President, Worldwide Operations

Mr. Gray, age 59, was appointed Senior Vice President of Worldwide Operations in September 2002. Previously, he served as Vice President of Worldwide Operations from April 2000, and Vice President of Domestic Operations from June 1998.

John J. Paulos – Senior Vice President, General Manager, Industrial Products

Dr. Paulos, age 49, was appointed Senior Vice President, General Manager, Industrial Products in May 2007. Prior to his appointment, he served as Vice President, General Manager, Industrial Products between December 2004 and May 2007. Between March 2000 and April 2004, he served as Vice President of Engineering, Cicada Semiconductor Corporation, which was acquired by Vitesse Semiconductor in February 2004.

Jason P. Rhode – President and Chief Executive Officer, and Director Nominee

Dr. Rhode, age 38, was appointed President and CEO of the Company in May 2007. Dr. Rhode joined the Company in 1996 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO.

Gregory Scott Thomas – Vice President, General Counsel and Corporate Secretary

Mr. Thomas, age 42, was appointed Vice President, General Counsel and Corporate Secretary in December 2003. He joined the Company in December 2000 as Vice President and Associate General Counsel, Intellectual Property.

Timothy R. Turk – Vice President, Worldwide Sales

Mr. Turk, age 51, was appointed Vice President, Worldwide Sales in August 2007. Prior to joining Cirrus Logic, Mr. Turk was Vice President of Sales at Avnera Corporation. Mr. Turk also served 20 years in sales and operations with Cypress Semiconductor, including as vice president of Worldwide Sales and Sales Operations from 2004 through 2006.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements that are filed as exhibits to the Company’s 2008 Annual Report on Form 10-K for the fiscal year ended March 29, 2008.

General Philosophy. We provide the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance, through a mix of salary, equity, and non-equity incentive compensation. These opportunities are designed to be competitive enough to attract and retain highly skilled individuals, and to align management’s incentives with the long-term interests of our stockholders.

We believe that payments under the compensation programs for our executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to these individuals.

To support the Compensation Committee in fulfilling its duties, the Committee has hired consultants in the field of executive compensation to assist with its design and evaluation of CEO and executive officer compensation. In January 2007, the Compensation Committee retained the services of Mercer Human Resource Consulting (“Mercer”), a market leader for advice and analysis on executive compensation practices, to assist with a comprehensive review of the CEO’s and other executive officers’ compensation. In addition to discussing their review with our Compensation Committee, Mercer also contacted each of our executive officers and other employees in our human resources and legal departments to obtain historical data and insight into the Company’s historical compensation practices. The Compensation Committee considered Mercer’s recommendations, along with the recommendations of Company management, in setting our executives’ fiscal year 2008 total overall compensation. Although Mercer provided analysis and recommendations to the Compensation Committee, Mercer did not decide or approve any compensation-related actions. Further, in order to maintain Mercer’s independence with respect to its engagement with the Committee, the Company does not engage Mercer for any services.

Targeted Overall Compensation. The Compensation Committee annually reviews and establishes each executive officer’s total compensation package. The Committee considers a broad range of facts and circumstances in setting executive compensation, including Company performance, individual performance, external pay practices of competitors and similarly situated companies, the strategic importance of the executive’s position, as well as internal pay equity and the executive’s time in the position. The weight given to each of these factors by the Committee may differ from year to year, and among the individual executive officers. The Company’s executive pay program is heavily weighted toward performance-based compensation that rewards achievement of short- and long-term corporate goals and objectives of the Company. In setting target compensation for the Company’s executives for the year ended March 29, 2008, the Compensation Committee sought to strike a balance between providing compensation that is in line with the compensation paid to executives of peer companies, while ensuring that a significant percentage of compensation was coupled to stock price appreciation, as well as Company and individual performance.

Benchmarking Information. As part of the Committee’s 2007 compensation review, the information provided by Mercer to the Committee was based on several sources of compensation information, including published survey data and information from public company disclosures. Competitive information is obtained from published survey data prepared by Radford Surveys, a leading provider of compensation and benefits market data, and from the proxy statements of peer companies. The Committee used data from the 2006 Radford Executive Compensation Survey and considered the data specific to jobs with companies in the semiconductor industry with revenues less than $1 billion per year (the ”Survey Group”).

In addition to the Survey Group, we reviewed data from the proxy statements of particular companies that are considered comparable to the Company (the “Proxy Group”). The Proxy Group generally consists of public companies in the semiconductor industry that share similar operating and financial characteristics with the Company. Those characteristics include a company’s revenue, location, correlation of stock price movement, and similarity of business model and product lines. As of February 2008, the Proxy Group consisted of the following 14 companies: ESS Technology, Inc.; Genesis Microchip, Inc.; Ixys Corp.; Lattice Semiconductor Corp.; Micrel Inc.; Vitesse Semiconductors; Pericom Semiconductor Corp.; PMC-Sierra, Inc.; Radisys Corp.; Semtech Corp.; Silicon Laboratories, Inc.; Silicon Storage Technology; Triquint Semiconductor, Inc; and Zoran Corp. The Compensation Committee is in the process of reviewing the current Proxy Group and anticipates that changes will be made to the Proxy Group at the next annual review of the compensation of the Company’s executive officers, which is currently scheduled for July 2008.

From the data derived from the Survey Group and the Proxy Group, Mercer Consulting developed market composite data reflecting the average of the data from each group (the “Market Composite Data”). In some cases, the Committee made an adjustment to the Market Composite Data for executives who perform responsibilities that differ from the jobs included in the Survey Group. Compensation recommendations by Company management are examined in light of this information, with the intent of establishing and maintaining requisite compensation levels.

Elements of Compensation and Target Market Positioning. Each executive officer’s compensation package is comprised of the following elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) performance awards payable in cash and tied to the Company’s achievement of performance goals, (iii) long-term incentive awards designed to strengthen the mutuality of interests among the executive officers and the Company’s stockholders, and (iv) post-employment compensation.

In general, the Company has attempted to establish a strong relationship between total cash compensation, the Company’s performance, and individual executive performance by maintaining base salaries at approximately the 50th percentile compared to the Market Composite Data, and by providing additional incentive opportunities so that total cash compensation (salary plus annual cash incentive compensation) approaches the 50th percentile levels when the Company’s performance is near the middle of the companies in the Proxy Group. The Company has attempted to structure annual cash incentive opportunities for its executive officers such that an executive officer has the potential to earn in the 75th percentile level for higher levels of performance. The Company also provides additional long-term incentives in the form of stock option grants so that an executive’s total direct compensation is targeted at the 50th percentile level (i.e., the size of the stock option grant is a function of the difference between the 50th percentile total direct compensation and the 50th percentile total cash compensation). These percentages are intended as guidelines for evaluating each executive officer’s compensation, and are not applied on a formulaic basis. The Compensation Committee exercises discretion over each executive officer’s total compensation package.

Executive officers are also eligible to receive certain severance benefits upon termination of their employment other than for cause. In addition, executive officers may also participate in the Company’s Employee Stock Purchase Plan and receive 401(k) retirement, health and welfare benefits.

Executive Compensation. For the past several years, the Company’s Compensation Committee has annually reviewed our executives’ compensation at a regularly scheduled Committee meeting in February. Annual stock option awards and any changes to an executive’s base salary or annual incentive targets were typically made at this time. However, in order to align the Committee’s review of our executives’ compensation with the timing of our annual review and grant of equity to our key employees (currently scheduled for October this year), the Committee intends to propose any changes or approve any awards of long-term incentives at the Committee’s September 2008 meeting.

Base Salary
The base salary for each executive officer is designed to be commensurate with the salary levels for comparable positions within a comparative group of companies, to reflect each individual’s personal performance during the year, to take into consideration the individual’s responsibilities within the Company, and to be consistent with our internal salary alignment. The relative weight given to each factor varies with each executive and is within the discretion of the Compensation Committee. In setting base salaries, the Compensation Committee reviews (i) the Market Composite Data; (ii) recommendations from Dr. Rhode, the Company’s CEO; and (iii) the executive officer’s personal performance for the year. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers.

On March 7, 2007, the Board’s current Chairman, Michael L. Hackworth, was appointed by the Board as Acting President and CEO of the Company. The independent directors of the Company approved a salary for Mr. Hackworth at an annual rate of $184,320, payable on a bi-weekly basis for the period that he served in the role of Acting President and CEO. This base salary was intended to reflect a competitive salary for a President and CEO of the Company as reduced on a pro-rata basis to reflect the percentage of time we expected Mr. Hackworth to be active in his role as Acting President and CEO.

On May 16, 2007, Dr. Jason P. Rhode was appointed by the Board as President and CEO of the Company. In connection with his appointment, the Company’s Compensation Committee approved an annual base salary of $335,000 per year. Dr. Rhode’s new annual base salary was approximately at the 25th percentile of the base salary levels of other chief executive officers at the companies in the Market Composite Data. In setting his base salary, the Company reviewed the Market Composite Data and considered Dr. Rhode’s level of prior experience in General Manager positions, along with other factors including his then current base salary of $235,000 per year. This salary increase reflected the additional demands and responsibilities of Dr. Rhode as he assumed the role of CEO, while also recognizing our intended strategy of moving Dr. Rhode’s compensation over time towards the 50th percentile of base salary levels of chief executive officers of comparable companies based on his performance in his new role.

In conjunction with Dr. Rhode’s appointment to President and CEO, the Board requested Mr. Hackworth to continue to work for the Company during a transition period. During this transition period, Mr. Hackworth supported Dr. Rhode in his transition to his new role as President and CEO of the Company. On May 17, 2007, in recognition of Mr. Hackworth’s greater-than-anticipated prior contributions and efforts as Acting President and CEO, and to further Mr. Hackworth’s new role and the additional time expected to support Dr. Rhode during the transition period, the independent directors approved a revised salary for Mr. Hackworth at an annual rate of $345,600, payable on a bi-weekly basis through the end of July 2007. This base salary was intended to reflect a competitive salary for an Acting CEO as reduced on a pro-rata basis to reflect the percentage of time the Committee expected Mr. Hackworth to be active in his role supporting our new President and CEO during the transition period.

The Compensation Committee also reviewed the compensation of our executive officers, other than the CEO, in February 2007. As of February 2007, the base salary rates of most of our executive officers fell within or near a competitive range relative to the Company’s target competitive positioning compared to the Market Composite Data, with some executives at the market 75th percentile. For those executive officers at the market 75th percentile, the Committee considered other factors in setting compensation such as years of experience and tenure with the Company, and whether the executive officer performed additional responsibilities beyond the responsibilities traditionally associated with the comparable position in the Market Composite Data. Based on its review of the competitive salary information, the officer’s personal performance over the previous year, and the responsibilities of each executive officer, the Compensation Committee increased on an aggregate basis, the compensation of our executive officers, excluding our CEO and CFO, by approximately 1.8% from the previous year. In general, these increases were intended to reflect a cost of living adjustment and to recognize the performance of certain executive officers during the previous year.

In addition to the cost of living adjustment, Dr. Paulos received a base salary increase of approximately 17% to an annual rate of $275,000 in conjunction with his appointment to Senior Vice President on May 16, 2007. Although Dr. Paulos’ base salary is above the 75th percentile compared to the Market Composite Data, the Committee believes his new compensation plan reflects his past performance and experiences as a General Manager, recognizes his promotion to Senior Vice President, and aligns his pay internally with other executive officers with similar levels of responsibility.

Annual Performance Awards
Other than our Vice President, Worldwide Sales, who participated in the Company’s Sales Incentive Plan, our executives were eligible during the first six months of fiscal year 2008 to earn up to a maximum of 75% of their base salary in annual incentives under our Variable Compensation Plan (the “VCP”). Our VCP provides eligible employees with incentives to increase stockholder value through the achievement of goals relating to the Company’s revenue and its operating margin. The VCP operates on 6-month cycles. At the end of each 6-month period, the Company calculates its revenue and “Operating Profit” and then determines whether participants will receive payments based on the Company’s performance. For fiscal year 2008, executives’ individual payouts under the plan were calculated by multiplying 75% of the executive’s base salary for a 6-month period by a “Company Performance Weighting.” The Company Performance Weighting was calculated by adding .33% of our revenue and 10% of our Operating Profit during a 6-month period. This amount was then divided by the Base VCP Pool, which equaled the sum of each eligible employee’s base salary multiplied by the individual’s target incentive amount. For purposes of the VCP plan, Operating Profit is measured as the Company’s consolidated GAAP operating income excluding VCP and executive incentive plan accruals, and any non-recurring items such as gains on sales of assets not otherwise included in revenue, losses on sales of assets, restructuring charges, merger-related costs including amortization or impairments of acquisition-related intangible assets, asset write-offs, write-downs, and impairment charges.

We chose a combination of Operating Profit and revenue as the performance metrics for our VCP because we believe that those metrics align the financial incentives of our employees with our short-term and long-term financial goals of driving profitable growth. No payments are made unless at least a 3% operating margin is achieved. In addition, the total payments made cannot exceed an overall limitation of 15% of operating profit.

During fiscal year 2008, participants in the Company’s VCP program earned payments during the first semi-annual period of approximately 30% of each individual’s bonus target.

Following the appointment of Dr. Rhode as President and CEO, the Compensation Committee reviewed and considered alternative annual incentive plans to the current VCP program for our executives. On September 27, 2007, the Compensation Committee approved the 2007 Management and Key Individual Contributor Incentive Plan (the “Incentive Plan”). The Incentive Plan is designed to provide employees who are in management or leadership positions in the Company, or who are key individual contributors whose efforts potentially have a material impact on the Company’s performance, with incentives to improve the Company’s financial performance through the achievement of semi-annual performance goals.

Pursuant to the Incentive Plan, participants (including the Company’s CEO, CFO, and the other currently employed named executive officers) are eligible for semi-annual cash bonus payments. The Incentive Plan sets our CEO’s target bonus for a semi-annual period at 37.5% of his annual base salary, and certain other executive officers’ target bonuses for a semi-annual period, including our CFO’s and other named executive officers, at 25% of their annual base salary. Payments are determined based on the achievement of certain internal performance goals for Operating Profit Margin and revenue growth set by the Company’s Compensation Committee prior to the commencement of each semi-annual period. For purposes of the Incentive Plan, Operating Profit Margin is measured as the Company’s consolidated GAAP operating income excluding Incentive Plan and VCP accruals and any non-recurring items such as gains on sales of assets not otherwise included in revenue, losses on sales of assets, restructuring charges, merger-related costs including amortization or impairments of acquisition-related intangible assets, asset write-offs, write-downs, and impairment charges, and such other items as the Compensation Committee may determine in its sole discretion.

These performance goals are designed to balance short-term and long-term financial and strategic objectives for building stockholder value, and are further based on a review of the operating results of other peer companies. The Committee sets these goals such that participants will achieve their target bonuses when the Company’s Operating Profit Margin and revenue growth goals are achieved. In determining the amount of a bonus payment for an individual participant, the Plan provides that payments may exceed the target payouts when the Company’s financial performance exceeds the achievement of the semi-annual performance goals. Payments under the Incentive Plan may not exceed 250% of a participant’s target bonus for any applicable payout period. The Incentive Plan further provides that no payments may be made unless certain Operating Profit Margin thresholds are met.

In the second half of fiscal 2008, no payments were made to the CEO or any executive officer under the Incentive Plan because the Company did not achieve the required Operating Profit Margin thresholds for that period. The performance goals for fiscal year 2009 have been set so as to pay approximately 75% of the target bonus if the Company achieves its Annual Operating Plan. No bonuses will be paid under the Incentive Plan in fiscal year 2009 if the Company’s Operating Profit Margin is less than 10%.

If, in the event of a change of control of the Company, the Incentive Plan is not assumed or replaced with a comparable plan by the Company’s successor, each participant under the Incentive Plan will receive a pro-rata cash payment for their target bonus, based upon the number of calendar days completed in the current semi-annual period, multiplied by an Incentive Plan pay-out percentage of 100%.

Instead of participating in our VCP program during fiscal year 2008, our former Vice President of Worldwide Sales, Mr. Kromer, participated in the Company’s Sales Incentive Plan, which provides incentives to increase stockholder value through the achievement of our revenue goals. Incentive payments are calculated based upon a commission target and an associated sales quota that are designed to achieve the full commission when a participant meets the pre-established sales quota. If a participant achieves less than 40% of that individual’s sales quota in a quarter, a participant receives no payment. If a participant achieves 40% or more of that individual’s sales quota in a quarterly period, a participant’s incentive compensation is paid at 1.67% for each 1% of revenue performance above 40% up to 100%. For performance beyond 100%, an additional 1.5 times multiplier applies for amounts in excess of a participant’s sales quota (i.e., for each 1% of revenue above 100% of an individual’s sales quota, a participant’s incentive compensation will be increased by an additional 2.5%).

In fiscal year 2008, Mr. Kromer’s sales quota was determined based on our fiscal year 2008 operating plan and his target commission payment was set at $200,000. Based on the Company’s revenue performance for the first three months of fiscal year 2008, Mr. Kromer was paid $47,500 in commissions based on the achievement of approximately 95% of his targeted sales commission in the first quarter of fiscal year 2008. During the second quarter of fiscal year 2008, Mr. Kromer’s commission was calculated based on revenue performance and a set of objectives related to a transition period before his employment with the Company was terminated. For the second quarter of fiscal year 2008, Mr. Kromer earned $45,650 in commissions based on achievement of approximately 91% of the targeted revenue performance and 100% achievement of the objectives defined during his transition period. Mr. Kromer’s employment terminated with the Company on September 28, 2007.

Long-Term Incentives
Generally, stock option grants are made annually by the Compensation Committee to each of the Company’s executive officers. While other stock-based compensation vehicles have been considered, we have selected the use of stock options because of our belief that there is a near universal expectation by employees in our industry that they will receive stock option grants. Options also provide an effective compensation opportunity for companies focused on growth. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a defined period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Compensation Committee also takes into account the number and current value of options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

In September 2007, the Compensation Committee approved the award of options to the Company’s executive officers in conjunction with the Company’s annual review of equity awards for all employees. These options were awarded on the Company’s regularly scheduled monthly grant date in October 2007.

In addition, on May 16, 2007, in conjunction with the appointment of Dr. Jason P. Rhode as President and CEO and Dr. John J. Paulos as Senior Vice President, the Compensation Committee approved grants to Dr. Rhode and Dr. Paulos of an option to purchase up to 325,000 shares and 62,500 shares, respectively, of the Company’s common stock under the Company’s 2006 Equity Incentive Plan. The sizes of these option grants were set by the Compensation Committee at these levels based upon their positions with the Company, current performance, anticipated future contributions based on that performance, and ability to affect corporate results.

These options grants also reflected the Committee’s desire to provide incentives to our executive officers to remain with the Company during a period of management transition that was occurring due to the resignation of Mr. David French, the previous President and CEO of the Company.

Post-Employment Compensation
Prior to October 1, 2007, the Company provided its executives a management severance plan (the “1999 Severance Plan”). The 1999 Severance Plan was established because we believed that it helped to ensure that we were able to attract and retain top talent. Further, the intent of the 1999 Severance Plan was to provide a level of stability for our executives during volatile business conditions that have historically existed in our industry so that our executives remain focused on their responsibilities and the long-term interests of the Company during such times.

During fiscal year 2008, one Named Executive Officer received benefits under the 1999 Severance Plan. After his termination on September 28, 2007, Mr. Kromer received his base salary for a period of six months. Mr. Kromer’s options continued to vest for six months after his termination date on September 28, 2007, and he has until 12 months from this termination date to exercise his vested options.

On July 26, 2007, after a review of other companies’ practices with respect to management severance plans and after considering the recommendations of Mercer, the Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance Plan”). As discussed on page 34 in the section entitled “Potential Payments Upon Termination on Change of Control,” the 2007 Severance Plan provides certain severance and other benefits to eligible executive officers, including our CEO and named executive officers (“Eligible Executives”), whose employment is involuntarily terminated by the Company (other than for cause) or whose employment terminates following a change of control of the Company. The Plan became effective on October 1, 2007 and supersedes and replaces the 1999 Severance Plan.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination other than for cause, an Eligible Executive will be eligible to receive: (i) a continuation of base salary for a period of up to six months (up to twelve months for the Company’s CEO) following termination, or until the Eligible Executive accepts employment elsewhere prior to the completion of the salary continuation period, and (ii) payment in full of a reasonable estimate of premiums for three months of continued health care coverage.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without cause or by the Eligible Executive for good reason within 12 months following a change in control, the Eligible Executive will be eligible to receive: (i) a lump sum payment equal to twelve (12) months’ salary, (ii) acceleration in full of any unvested stock options or any other securities or similar incentives that have been granted or issued to the Eligible Executive as of the termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for twelve (12) months. The Eligible Executive shall have six months from the termination date to exercise any vested options.

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive. In order to receive severance payments under the 2007 Severance Plan, an Eligible Executive must execute a general release of all claims against the Company. Additional details and specific terms of the Severance Plan are set forth in the section of this proxy entitled “Potential Payments upon Termination or Change in Control.”

We continue to maintain a severance plan because we believe it is consistent with the practices of peer companies and helps to ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

Other Benefits.
We have a tax-qualified employee stock purchase plan, generally available to all employees, including executive officers. Our plan allows participants to acquire Cirrus Logic common stock at a 5% discount to market value, with the objective of allowing employees to increase their ownership of Cirrus Logic common stock over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value in any one calendar year.

In addition, all of our employees, including executive officers, are eligible to participate in Cirrus Logic’s benefit programs, including our 401(k) plan, medical, vision and dental plans, and certain other standard employee benefit plans. Our CEO and other executive officers participate in such plans to the same extent as all other Cirrus Logic employees based in the United States and no other special plans or benefits are offered to such executive officers that are not generally made available to all other employees. The Cirrus Logic, Inc. 401(k) Plan is a tax-qualified profit sharing and 401(k) plan. Under the plan, we match 50% of up to the first 6% of an employee’s pre-tax deferrals, up to the IRS compensation limits. In addition to these benefits that are generally available to all of our salaried employees, we also pay for an annual physical examination for each of our executive officers beyond any benefit provided under our standard health care plans.

Role of Management in Establishing Compensation
Our Human Resources and Legal departments support the Compensation Committee in its work and in fulfilling various functions in administering our compensation programs. This support generally consists of assistance with providing Survey Group data, proposals of potential ranges of various components of compensation for executive officers based on the Survey Group data, and information regarding available shares under the Company’s various equity incentive plans. Regular meetings of our Compensation Committee are generally attended by our CEO, Vice President of Human Resources, and our General Counsel. Because each of the Company’s executive officers (other than the CEO) reports directly to the CEO, the Compensation Committee relies heavily upon input from the CEO in determining an executive officer’s compensation.

Policy With Respect to Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the CEO and any of the four most highly compensated officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Under the Treasury Regulations corresponding to Section 162(m) of the Internal Revenue Code, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if it qualifies as “qualified performance-based compensation” within the meaning of Section 162(m). It is the Committee’s objective that, so long as it is consistent with the Company’s overall business, compensation and retention objectives, the Company will, to the extent reasonable, endeavor to keep executive compensation deductible for federal income tax purposes. Although our preference is to keep executive compensation deductible for federal income tax purposes, our stockholders have not approved our Incentive Plan, or the performance goals under our Incentive Plan; therefore, we expect that any payments under the Incentive Plan will not qualify as “performance-based compensation” under 162(m).

In fiscal year 2008, no portion of a tax deduction was disallowed under Section 162(m).

Option Granting Practices and Timing
The Compensation Committee has implemented a process whereby new employee equity grants and special stock grants are granted and priced on the first Wednesday of each calendar month (the “Monthly Grant Date”). The purpose of this process is to minimize the administrative burdens that would be created with multiple monthly grant dates and to ensure that all required approvals are obtained on or before the Monthly Grant Date. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date will be the next regularly scheduled business day. The Compensation Committee does not have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board consists of Messrs. Rhines, Sherman and Smith. None of these directors was an officer or employee of the Company at any time during the fiscal year ended March 29, 2008.

No executive officer of the Company has ever served as a member of the board of directors or the compensation committee of another entity that has or has had at the time of his service or during the same fiscal year one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by the rules of the SEC and contained within the Executive Compensation section of this Proxy Statement with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

William D. Sherman, Chairman
Walden C. Rhines
Robert H. Smith

SUMMARY OF EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by the following executive officers (“Named Officers”): the Company’s CEO, CFO, former CEO, former Vice President of Worldwide Sales, and each of the three other most highly compensated executive officers of the Company for the fiscal year ended March 29, 2008. The table sets forth compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended March 29, 2008.

										Change
										in
										Pension Value
										and Nonqualified
								Non-Equity		Deferred	All
					Stock	Option		Incentive Plan		Compensation	Other
Name and Principal		Salary	Bonus		Awards	Awards(23)		Compensation		Earnings	Compensation		Total
Position	Year	($)	($)		($)	($)		($)		($)	($)		($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)		(j)
David D. French,(1)	2008	$-	$-		$-	$-		$-		$-	$477,600	(4)	$477,600
Former President and	2007	435,988	-		-	646,847		341,453	(2)	-	108,712	(3)	1,533,000
Chief Executive Officer

Michael L. Hackworth,(7)	2008	$96,656	$-		$-	$24,078	(5)	$-		$-	$95,750	(6)	$216,484
Chairman of the Board,	2007	7,089	-		-	-		-		-	-		7,089
Former Acting President and Chief Executive Officer

Jason P. Rhode,(8)	2008	$320,769	$-		$-	$603,266		$80,644	(2)	$-	$6,988	(9)	$1,011,666
President and Chief Executive Officer

Thurman K. Case,	2008	$230,000	$-		$-	$191,080		$68,138	(2)	$-	$6,635	(11)	$495,853
Vice President,	2007	209,655	-		-	100,220		35,825	(2)	-	7,304	(10)	$353,004
Chief Financial Officer, and Principal Accounting Officer

Gerald R. Gray,	2008	$268,383	$-		$-	$79,110		$79,508	(2)	$-	$8,707	(12)	$435,708
Senior Vice President,													-
Worldwide Operations

Robert A. Kromer,(13)	2008	$311,640	$-		$-	$62,631		$133,152	(14)	$-	$5,025	(16)	$512,448
Former Vice President,	2007	256,615	-		-	159,014		175,109	(14)	-	10,299	(15)	601,036
Worldwide Sales

Gregory S. Thomas,	2008	$275,000	$-		$-	$170,671		$81,469	(2)	$-	$7,393	(18)	$534,533
Vice President,	2007	266,353	-		-	231,377		98,417	(2)	-	7,247	(17)	603,393
General Counsel and Corporate Secretary

John J. Paulos,(19)	2008	$269,308	$6,500	(20)	$-	$303,634		$74,029	(2)	$-	$8,039	(22)	$661,509
Senior Vice President and	2007	230,385	2,000	(20)	-	289,963		85,215	(2)	-	7,397	(21)	614,959
General Manager, Industrial Products Division

(1)	David D. French resigned as President and CEO effective March 5, 2007.
(2)	This amount was paid under the Company’s Variable Compensation Plan.
(3)	This amount reflects a payment of $106,338 for accrued paid time off, which was paid upon Mr. French’s resignation, a reimbursement of $914 for the payment of taxes, and $1,460 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. French.
(4)	In connection with his resignation, the Company and Mr. French entered into a Resignation Agreement on March 5, 2007. Under the terms of the Resignation Agreement, Mr. French received a one-time severance payment of $477,600, which was paid six months following the date of his resignation.
(5)	This amount reflects the value of the stock options granted to Mr. Hackworth upon re-election as a director of the Company.
(6)	Amount reflects payments of $43,750 made to Mr. Hackworth for his role as Chairman of the Board and $52,000 for consultant services. See the Director Compensation Table for Fiscal Year 2008 for a summary of payments made to Mr. Hackworth as a director and Chairman of the Board.
(7)	Michael L. Hackworth was appointed Acting President and CEO on March 7, 2007, and served in that capacity until the appointment of Dr. Rhode to that position. Mr. Hackworth continued to support Dr. Rhode as an employee of the Company through July 27, 2007, and as a consultant to the Company through September 2007. These amounts reflect salary paid to Mr. Hackworth through July 27, 2007; consultant fees paid through September 2007; and compensation to Mr. Hackworth as a non-employee director. See the Director Compensation Table for Fiscal Year 2008 for a summary of payments made to Mr. Hackworth as a director and Chairman of the Board.
(8)	Jason P. Rhode was appointed President and CEO on May 17, 2007.
(9)	This amount includes $6,415 in matched contributions under our 401(k) plan and $573 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode.
(10)	This amount includes $6,290 in matched contributions under our 401(k) plan and $1,014 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case.
(11)	This amount includes $5,504 in matched contributions under our 401(k) plan and $1,132 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case.
(12)	This amount includes $6,193 in matched contributions under our 401(k) plan and $2,513 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Gray.
(13)	Mr. Kromer resigned as Vice President, Worldwide Sales, effective September 28, 2007.
(14)	This amount was paid under the Company’s Sales Incentive Plan.
(15)	This amount includes a reimbursement of $709 for the payment of taxes, a $7,200 auto allowance, and $2,389 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Kromer.
(16)	This amount includes a $3,789 auto allowance and $1,289 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Kromer.
(17)	This amount includes $6,668 in matched contributions under our 401(k) plan and $579 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas.

(18)	This amount includes $6,793 in matched contributions under our 401(k) plan and $600 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas.
(19)	Dr. Paulos was appointed a Senior Vice President on May 17, 2007.
(20)	This amount was paid under the Company’s Patent Incentive Program.
(21)	This amount includes $6,658 in matched contributions under our 401(k) plan and $739 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Paulos.
(22)	This amount includes $7,050 in matched contributions under our 401(k) plan and $989 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Paulos.
(23)	Amounts shown do not reflect compensation actually received by the named executive officer, but represent the calculated compensation cost recognized by us in fiscal 2008 for grants made in fiscal year 2008 and previous fiscal years as determined pursuant to SFAS 123R (disregarding any cancellations and forfeitures). The assumptions underlying the calculation under SFAS 123R are discussed under Note 12, Stockholders’ Equity, in our Form 10-K for the fiscal year ended March 29, 2008.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 29, 2008 to the named executive officers. All of the stock options reflected in the table were granted under our 2006 Equity Incentive Plan. Each stock option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. Unless noted above, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing price of our common stock on the date of grant. The amounts reflected in the column “Estimated Further Payouts Under Non-Equity Incentive Plan Awards” set forth potential payouts under the Company’s 2007 Management and Key Individual Contributor Incentive Plan, which is described further at page 21.

						All Other
						Option
						Awards:	Exercise or
			Estimated Future Payouts Under			Number of	Base Price	Grant Date
			Non-Equity Incentive Plan Awards			Securities	of Option	Fair Value
	Grant	Approval				Underlying	Awards	of Option
Name	Date (1)	Date	Threshold	Target	Maximum	Options	($/Sh)	Awards
			($)	($)	($)	(#)
(a)	(b)		(c)	(d)	(e)	(j)	(k)	(l)
David D. French, Former President and Chief Executive Officer

Michael L. Hackworth,	7/27/2007	7/27/2007				10,000	$7.52	$24,078
Chairman of the Board, Former Acting President and Chief Executive Officer

Jason P. Rhode,			$41,875	$167,500	$418,750
President and Chief	6/6/2007	5/16/2007				325,000	$7.87	$1,092,413
Executive Officer

Thurman K. Case,			$28,750	$115,000	$287,500
Vice President, Chief	10/3/2007	9/27/2007				75,000	$6.51	$200,051
Financial Officer, and Principal Accounting Officer

Gerald R. Gray, Senior			$33,548	$134,191	$335,479
Vice President,	10/3/2007	9/27/2007				50,000	$6.51	$133,367
Worldwide Operations

Robert A. Kromer, Former Vice President, Worldwide Sales

Gregory S. Thomas,			$34,375	$137,500	$343,750
Vice President, General	10/3/2007	9/27/2007				75,000	$6.51	$200,051
Counsel and Corporate Secretary

John J. Paulos, Senior			$34,375	$137,500	$343,750
Vice President and	6/6/2007	5/16/2007				62,500	$7.87	$210,080
General Manager,	10/3/2007	9/27/2007				65,000	$6.51	$173,412
Industrial Products Division

(1)	The Company’s policy is to grant options to employees the first Wednesday of the month, or the next following trading date, after the Company’s Compensation Committee approves the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity award holdings held by our named executive officers as of March 29, 2008.

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option	Option
	Options	Options	Unexercised	Exercise	Expiration
Name	Exercisable(1)	Unexercisable(1)	Unearned Options	Price	Date
	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Michael L. Hackworth,	10,000	-		$4.96	7/31/2013

Chairman of the Board,	10,000	-		$5.95	7/29/2014

Former Acting	10,000	-		$6.14	7/24/2012

President and Chief	10,000	-		$7.17	7/28/2016

Executive Officer(3)	10,000	-		$7.52	7/27/2017

	10,000	-		$7.57	7/28/2015

	10,000	-		$16.64	7/25/2011

Jason P. Rhode,	10,000	-		$3.87	8/7/2012

President and Chief	67,499	22,501		$4.58	3/2/2015

Executive Officer	25,625	4,375		$5.16	10/6/2014

	4,000	-		$5.88	10/8/2008

	15,000	-		$6.97	10/24/2013

	10,250	-		$7.13	6/3/2009

	-	325,000		$7.87	6/6/2017

	40,000	40,000		$8.06	3/1/2016

	6,750	-		$9.00	8/4/2009

	3,400	-		$14.33	2/21/2012

	3,400	-		$15.30	8/15/2011

	10,000	-		$16.69	4/3/2010

	10,000	-		$17.15	4/3/2012

	5,000	-		$32.56	10/3/2010

Outstanding Equity Awards at Fiscal Year-End (continued from previous page)

				Equity Incentive
	Number of		Number of	Plan Awards:
	Securities		Securities	Number of
	Underlying		Underlying	Securities
	Unexercised		Unexercised	Underlying	Option	Option
	Options		Options	Unexercised	Exercise	Expiration
Name	Exercisable(1)		Unexercisable(1)	Unearned Options	Price	Date
	(#)		(#)	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)
Thurman K. Case,	27,159	(2)	-		$3.40	6/23/2013

Vice President,	18,750		6,250		$4.58	3/2/2015

Chief Financial	-		75,000		$6.51	10/3/2017

Officer, and	15,000		15,000		$8.06	3/1/2016

Principal	24,479		521		$8.17	4/7/2014

Accounting Officer	12,500		37,500		$8.41	3/7/2017

Gerald R. Gray, Senior	22,000		-		$2.60	2/26/2013

Vice President,	6,000		-		$3.87	8/7/2012

Worldwide Operations	22,500		7,500		$4.58	3/2/2015

	3,500		-		$5.88	10/8/2008

	-		50,000		$6.51	10/3/2017

	40,000		-		$6.97	10/24/2013

	5,500		-		$7.13	6/3/2009

	15,000		15,000		$8.06	3/1/2016

	40,000		-		$14.33	2/21/2012

	30,000		-		$15.30	8/15/2011

	82,000		-		$18.50	7/12/2010

	25,000		-		$32.56	10/3/2010

Robert A. Kromer,	148,001	(2)	-		$3.40	6/23/2013

Former Vice President,	30,000		-		$4.58	3/2/2015

Worldwide Sales	17,083		-		$5.16	10/6/2014

	15,000		-		$6.97	10/24/2013

	15,000		-		$8.06	3/1/2016

Gregory S. Thomas,	22,383	(2)	-		$3.40	6/23/2013

Vice President, General	45,000		15,000		$4.58	3/2/2015

Counsel and Corporate	-		75,000		$6.51	10/3/2017

Secretary	100,000		-		$7.53	12/18/2013

	40,000		40,000		$8.06	3/1/2016

John J. Paulos, Senior	45,000		15,000		$4.58	3/2/2015

Vice President and	124,999		25,001		$6.02	12/1/2014

General Manager,	-		65,000		$6.51	10/3/2017

Industrial Products	-		62,500		$7.87	6/6/2017

Division	40,000		40,000		$8.06	3/1/2016

(1) Unless otherwise noted, all options vest over four years, with a one-year cliff vesting for 25% of the options and 1/36 of the remaining options on a monthly basis over the following three years.

(2) Options granted on June 23, 2003 vest over four years, with a six-month cliff vesting for 20% of the options, a 12-month cliff vesting for 20% of the options, and 1/36 of the remaining options on a monthly basis over the following three years.

(3) All options vested immediately upon grant.

Options Exercised and Stock Vested

The following table presents, for our named executive officers, the number of options exercised by such officers and restricted stock vested during fiscal year 2008, and the value realized by each officer as a result of their exercises and vesting.

	Option Awards		Stock Awards
	Number of Shares			Value
	Acquired on	Value Realized on	Number of Shares	Realized on
	Exercise	Exercise (1)	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

David D. French, Former President and Chief Executive Officer	679,377	$1,359,488	-	$-

Jason P. Rhode, President and Chief Executive Officer	-	$-	-	$-

Thurman K. Case, Vice President, Chief Financial Officer, and Principal Accounting Officer	-	$-	-	$-

Gerald R. Gray, Senior Vice President, Worldwide Operations	-	$-	-	$-

Robert A. Kromer, Former Vice President, Worldwide Sales	-	$-	-	$-

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	-	$-	-	$-

John J. Paulos, Senior Vice President and General Manager, Industrial Products Division	-	$-	-	$-

(1) Value realized is based on the difference between the exercise price and sales price for the shares on the date of exercise.

Potential Payments upon Termination or Change of Control.

On July 26, 2007, the Company’s Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance Plan”) providing certain benefits to executive officers of the Company in the event that an executive is involuntarily terminated other than for cause or whose employment terminates following a change of control of the Company. The 2007 Severance Plan became effective on October 1, 2007.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination other than for “cause,” an Eligible Executive will be eligible to receive: (i) a continuation of base salary for a period of up to 6 months (up to 12 months for the Company’s Chief Executive Officer) following termination, or until the Eligible Executive accepts employment elsewhere prior to the completion of the salary continuation period, and (ii) payment in full of a reasonable estimate of COBRA premiums for three (3) months.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without “cause” or by the Eligible Executive for “good reason” within 12 months following a “change in control,” the Eligible Executive will be eligible to receive: (i) a lump sum payment equal to twelve (12) months’ salary, (ii) acceleration in full of any unvested stock options or any other securities or similar incentives that have been granted or issued to the Eligible Executive as of the termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for twelve (12) months. The Eligible Executive shall have six months from the termination date to exercise any vested options.

For purposes of the 2007 Severance Plan, the term “cause” means (i) gross negligence or willful misconduct in the performance of an executive officer’s duties; (ii) a material and willful violation of any federal or state law that if made public would injure the business or reputation of the Company; (iii) a refusal or willful failure to comply with any specific lawful direction or order of the Company or the material policies and procedures of the Company including but not limited to the Company’s Code of Conduct and the Company’s Insider Trading Policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) a conviction (including a plea of nolo contendere ) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if the executive officer were to continue to be retained as an employee of the Company; or (v) a substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same position and having similar duties as the executive officer. The term “good reason” means: (i) without the executive officer’s express written consent, a significant reduction of the executive officer’s duties, authority, responsibilities, job title or reporting relationships; (ii) a reduction by the Company in the base salary of an executive officer as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the executive officer is entitled immediately prior to such reduction with the result that the executive officer’s overall benefits package is significantly reduced; (iv) the relocation of an executive officer’s principal work location to a facility or a location more than fifty (50) miles from executive officer’s then present principal work location; or (v) the failure of the Company to obtain agreement from any successor to assume the Severance Plan.

For purposes of the 2007 Severance Plan, the term “change in control” means the occurrence of one of more of the following with respect to the Company: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of Directors; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock immediately prior to such merger or consolidation and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation; (iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Common Stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive.

In order to receive severance payments under the 2007 Severance Plan, an Eligible Executive must execute a release of all claims against the Company.

We maintain a severance plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

The estimated amount of compensation payable to each of our currently-employed named executive officers pursuant to the 2007 Severance Plan in the event of involuntary termination other than for cause is set forth in the table below:

		Health Benefits (up
Name	Salary Continuation	to 3 months)(1)	Total
Jason P. Rhode, President and Chief Executive Officer	$335,000	$1,424	$336,424
Thurman K. Case, Vice President, Chief Financial Officer, and Principal Accounting Officer	$115,000	$4,572	$119,572
Gerald R. Gray, Senior Vice President, Worldwide Operations	$134,191	$3,133	$137,325
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$137,500	$4,572	$142,072
John J. Paulos, Senior Vice President and General Manager, Industrial Products Division	$137,500	$4,572	$142,072

(1)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 3-month period payable by the Company.

The estimated amount of compensation payable to each of our currently-employed named executive officers pursuant to the 2007 Severance Plan in the event of termination following a change of control, other than for cause, is set forth in the table below:

		Accelerated Vesting
		of Unvested Options	Health Benefits (up
Name	Salary Continuation	(1)	to 12 months)(2)	Total
Jason P. Rhode, President and Chief Executive Officer	$335,000	$678,013	$5,697	$1,018,710
Thurman K. Case, Vice President, Chief Financial Officer, and Principal Accounting Officer	$230,000	$238,901	$18,287	$487,188
Gerald R. Gray, Senior Vice President, Worldwide Operations	$268,383	$121,702	$12,534	$402,618
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$275,000	$207,472	$18,287	$500,759
John J. Paulos, Senior Vice President and General Manager, Industrial Products Division	$275,000	$331,165	$18,287	$624,452

(1)	The valuation of accelerated vesting is based on the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing price of our common stock on March 29, 2008.
(2)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 12-month period payable by the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of March 29, 2008, including the Company’s 1989 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, the 1996 Stock Plan, the 2002 Stock Option Plan, the 2006 Stock Incentive Plan, the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan (in thousands, except per share amounts):

	(A)		(C)
	Number of	(B)	Number of securities
	Securities to be	Weighted-average	remaining available for
	issued upon exercise	exercise price of	future issuance under equity
	of outstanding	outstanding	compensation plans (except
	options, warrants,	options, warrants,	securities reflected in
	and rights	and rights	column (A))

Equity compensation plans approved by security holders(1)	5,410	$9.14	14,653	(2)
Equity compensation plans not approved by security holders(3)	3,126	$5.85	—

Total	8,536	$7.94	14,653

(1)	The Company’s stockholders have approved the Company’s 1989 Employee Stock Purchase Plan, the 1990 Directors’ Stock Option Plan, and the 2006 Stock Incentive Plan. The following plans were assumed by the Company at the time of acquisition, and Cirrus Logic stockholder approval was not required for these plans or their respective outstanding grants, as they were approved by the acquired companies’ stockholders: the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan.
(2)	In addition to shares available for issuance under our 2006 Stock Incentive Plan, the number reported includes 48,338 shares available for grant under the 1990 Director’s Stock Option Plan, which was suspended following the stockholders’ approval of the 2006 Equity Incentive Plan, and 841,392 shares available for issuance under the Company’s 1989 Employee Stock Purchase Plan. Our Board discontinued all future grants under the option plans we assumed in connection with our past acquisitions, including the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, and the Stream Machine Company 1996 Stock Plan, so shares under these plans have not been included in the total.
(3)	In August 2002, the Board approved the 2002 Stock Option Plan, which permits awards of fair market value stock options to non-executive employees. As of July 2006, when our stockholders approved the adoption of the 2006 Stock Incentive Plan, we canceled all remaining options available for grant under the 2002 Stock Option plan.

As of March 29, 2008, the Company was granting equity awards under the 2006 Stock Incentive Plan and the 1989 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised solely of independent directors, as defined by the applicable Nasdaq listing standards and rules of the SEC, and it operates under a written charter adopted by the Board, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Sarbanes-Oxley Act of 2002 added provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. In 2004, the Nasdaq also adopted, and the SEC approved, additional rules concerning audit committee structure, membership, authority and responsibility. The Audit Committee amended and restated its charter in response to the Sarbanes-Oxley Act and the Nasdaq listing standards, and continues to review and assess the adequacy of its charter on an annual basis, and will revise it to comply with other new rules and regulations as they are adopted.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

In accordance with the Sarbanes-Oxley Act and the Nasdaq listing standards, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee serves an oversight role for the Board in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended March 29, 2008, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” and the Sarbanes-Oxley Act.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 29, 2008, as filed with the SEC.

Submitted by the Audit Committee of the Board :

Robert H. Smith, Chairman
D. James Guzy
Walden C. Rhines

AUDIT AND NON-AUDIT FEES AND SERVICES

Audit and Related Fees
The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young, LLP for fiscal years 2008 and 2007.

	2008	2007

Audit Fees	$545,201	$1,071,141
Audit-Related Fees	$1,624	1,624
Tax Fees	$101,895	64,235
All Other Fees	0	0

TOTAL	$616,354	$1,137,000

Audit Fees.  Audit services consisted of the audit of the Company’s consolidated financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting, included in its annual report on Form 10-K, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and statutory audits required internationally. The Audit Fees for 2007 and 2008 include $522,000 and $22,000, respectively, in fees associated with the Company’s filing of an amended Annual Report on Form 10-K/A for the fiscal year ended March 25, 2006 and an amended quarterly Report on Form 10-Q/A for the quarter ended June 24, 2006.

Audit-Related Fees.  Audit-related services generally include fees for accounting consultations and registration statements filed with the SEC.

Tax Fees.  Tax services include tax compliance services, technical tax advice, administrative fees, as well as certain expatriate services.

All Other Fees.  There were no other fees during fiscal year 2008 or 2007.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit, audit-related and non-audit services provided by the Company’s independent registered public accounting firm.

For audit and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter and estimated budget for formal acceptance and approval at the beginning of the fiscal year. A list of non-audit services and estimated budget for such services for the upcoming fiscal year shall be submitted to the Audit Committee by Company management for pre-approval. To ensure prompt handling of unexpected non-budgeted non-audit related services, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees if the cost of the service is less than $100,000. Any such unexpected services for which the cost is more than $100,000 shall be approved by the Audit

Committee. If the Chair takes any action, the Chair will report such action to the Audit Committee at the next Audit Committee meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan to Former Chief Executive Officer.  In October 1998, the Company extended a loan to Mr. French for the purchase of his principal residence in Texas. The original principal amount of the loan was $721,899 and carried an interest rate of 5.64% per annum. The principal and accrued interest was due and payable on the earlier of (i) September 1, 2013, (ii) 180 days following the date of the termination of his employment for any reason, or (iii) upon sale of the residence. Based on Mr. French’s resignation on March 5, 2007, principal and accrued interest for this loan of $1,177,837 was paid by Mr. French in September 2007.

The loan to Mr. French was “grandfathered” under Section 402 of the Sarbanes Oxley Act of 2002, which prohibits loans to directors and executive officers that are made, renewed or materially modified after July 30, 2002.

Earn-out Provision in Acquisition Agreement.  On December 29, 2006, Cirrus Logic acquired 100 percent of the voting equity interests in Caretta Integrated Circuits (“Caretta”), a company based in Shanghai, China that specializes in designing power management integrated circuits for the large, single-cell lithium ion battery market. The aggregate purchase price for all of Caretta’s voting equity interests was $11.3 million and was comprised of $7.6 million paid to Caretta stockholders, $1.8 million in direct acquisition costs, $1.4 million in cash paid into an escrow account and $0.5 million in loan repayment premiums. At the time of the closing, Dr. Bin Wu was the President and CEO of Caretta.

In addition, Cirrus Logic agreed to pay certain employees, including Dr.Wu, who remained with Caretta following the acquisition and served as Vice President, General Manager, of the Shanghai Power Management group, a potential earn-out based on the financial performance of the Shanghai Power Management group in 2007 and 2008. At the time of closing the transaction, Dr. Wu was the holder of approximately 47% of the shares that could be eligible to receive the earn-out payment, if any. No payments were made under the earn-out provision in 2007.

On March 13, 2008, Cirrus Logic committed to a plan to close Caretta because the Caretta operations no longer aligned with the Company’s strategic plan. As a result of this action, Cirrus Logic entered into an agreement with Dr. Wu whereby Dr. Wu released the Company from any claims, including any claims relating to the earn-out provision of the original acquisition agreement. In exchange for his release, the Company agreed not to enforce any non-compete obligation that existed between the Company and Dr. Wu and to withdraw all claims that the Company may have with respect to the escrow account. In addition, Dr. Wu received a one-time payment of $62,822, which included one-month of salary in lieu of notice under his employment contract, $48,098 of severance pay calculated according to the applicable labor laws and the employment contract, and one month’s salary in consideration of Dr. Wu’s execution of a general release of all claims against the Company.

Indemnification and Insurance.  Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Procedures for Review, Approval, and Ratification of Related Party Transactions.  The Board recognizes that related party transactions can present conflicts of interest and questions as to whether transactions are in the best interests of Cirrus Logic. Accordingly, the Board has documented and implemented certain procedures for the review, approval, or ratification of related party transactions. Pursuant to these procedures, the Audit Committee must review and approve any transactions with related persons. When it is impractical to wait for a scheduled Audit Committee meeting, a proposed related-party transaction may be submitted to the Audit Committee Chair for approval and then subsequently reported to the Committee at the next Committee meeting.

This procedure seeks to ensure that Company decisions are based on the merits of the transaction and the interests of the Company and its stockholders. It is the Company’s preference to avoid related party transactions but where, in the course of business, transactions with related parties are unavoidable, this procedure sets forth a methodology that is designed to ensure all such transactions are at arms length and on terms comparable to those provided to other unrelated entities in the marketplace.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of the forms received by the Company, or the written representations from certain reporting persons, the Company believes that all required filings were made on a timely basis during the last fiscal year.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.”

If you received a householding communication, your broker will send one copy of the Company’s 2008 Proxy Statement and Annual Report on Form 10-K for 2008 to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge Investor Communication Solutions, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to Cirrus Logic, Inc., Investor Relations, 2901 Via Fortuna, Austin, Texas 78746 or contact Investor Relations at (512) 851-4125 and InvestorRelations@cirrus.com.

COMMUNICATING WITH US

Communicating with the Board
If you would like to contact the Board, including a committee of the Board, you may write to the following address:

Board of Directors
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

The Corporate Secretary or chair of the Governance and Nominating Committee, as appropriate, reviews all correspondence addressed to the Board and regularly forwards to the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary or chair of the Governance and Nominating Committee, deals with the functions of the Board or the Board Committees. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or individual Board members. Concerns relating to accounting, internal controls or auditing issues will be immediately brought to the attention of the chair of the Audit Committee.

Other Communications
If you would like to receive information about the Company, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Form 10-Q mailed to you, please call our Investor Relations Department at (512) 851-4125.

2.	To view our home page on the Internet, use our Web site address: www.cirrus.com. Our home page provides you access to product, marketing and financial data, job listings, and an on-line version of this proxy statement, our Annual Report on Form 10-K and other filings with the SEC.

If you would like to write to us, please send your correspondence to the following address:

Cirrus Logic, Inc.
Attention: Investor Relations
2901 Via Fortuna
Austin, TX 78746

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please contact our transfer agent, Computershare Investor Services, at (781) 575-2879 or by email to shareholder@computershare.com. You may also visit their Web site at www.computershare.com for step-by-step transfer instructions.

Of course, as a stockholder, you will continue to receive the Annual Report on Form 10-K and proxy statement.

If you would like to report any inappropriate, illegal or criminal conduct by any employee, agent or representative of the Company, any violation of the Company’s Code of Conduct, or any complaint or concern regarding accounting, internal accounting controls or auditing matters, you may file an anonymous and confidential report by contacting EthicsPoint, an independent reporting system provider, by telephone at 1-866-384-4277 (1-866-ETHICSP), or through its website at www.ethicspoint.com.

ANNUAL REPORT

A copy of the Annual Report for the fiscal year ended March 29, 2008 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the SEC on or about May 29, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Jason P. Rhode
President and Chief Executive Officer

Austin, Texas
May 29, 2008

Annual Meeting of Stockholders Cirrus Logic, Inc. 2901 Via Fortuna Austin, Texas 78746 July 25, 2008 1:00 P.M.	Annual Meeting of Stockholders Cirrus Logic, Inc. 2901 Via Fortuna Austin, Texas 78746 July 25, 2008 1:00 P.M.

ADMIT ONE	ADMIT ONE

CIRRUS LOGIC, INC. 2901 VIA FORTUNA AUSTIN, TX 78746
VOTE BY INTERNET (Worldwide) - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cirrus Logic, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE (U.S. and Canada only) - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cirrus Logic, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CIRLG1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIRRUS LOGIC, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2.			☐	☐	☐
Vote On Directors
1.	Election of Directors The Board of Directors recommends a vote FOR the listed nominees. Nominees:
	(01) Michael L. Hackworth (02) D. James Guzy (03) Suhas S. Patil (04) Walden C. Rhines	(05) Jason P. Rhode (06) William D. Sherman (07) Robert H. Smith

Vote On Proposal

	The Board of Directors recommends a vote FOR the following proposal:	For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the	☐	☐	☐
fiscal year ending March 28, 2009.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is revocable at any time before it is exercised.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as name(s) appear(s) on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Vote by Telephone (U.S. and Canada only)
It’s fast, convenient, and immediate!
Call Toll-Free on a Touchtone Phone
1-800-690-6903
Follow these 3 easy steps:
1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.	Call the toll-free number at 1-800-690-6903.

3.	Follow the recorded instructions.
Your vote is important!
Call 1-800-690-6903 anytime!

Vote by Internet (Worldwide)
It’s fast, convenient, and your vote is
immediately confirmed and posted.

Follow these 3 easy steps:
1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.	Go to the Website at http://www.proxyvote.com.

3.	Follow the instructions provided.
Your vote is important!
Go to http://www.proxyvote.com anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

PROXY
CIRRUS LOGIC,
INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS PROXY FOR 2008 ANNUAL MEETING OF

STOCKHOLDERS
      The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 29, 2008, and the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2008, and hereby appoints Thurman Case and Scott Thomas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 25, 2008 at 1:00 p.m. local time at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, TX 78746, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE